Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Cardio Diagnostics Holdings, Inc. (the “Company’) 2022 Equity Incentive Plan of our report dated April 1, 2024, relating to the consolidated financial statements of the Company (which report expresses an unqualified opinion and includes an explanatory paragraph related to the Company’s ability to continue as a going concern) for the years ended December 31, 2023 and 2022.

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey

April 26, 2024